Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Annie Leschin/Vanessa Lehr

Investor Relations

(415) 775-1788

annie@streetsmartir.com/vanessa@streetsmartir.com

PROXY SOLICITER:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call Toll-free: (877) 456-3510

Banks and Brokers may call Collect: (212) 750-5833

Verigy Reports Second Quarter 2011 Financial Results

CUPERTINO, Calif., May 23, 2011 — Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today reported financial results for its second quarter ended April 30, 2011. Revenue for the second quarter was $112 million, a decrease of $8 million, or 7 percent, from the $120 million reported in both the prior quarter and the comparable quarter a year ago. Orders grew approximately 30 percent sequentially to $127 million in the second quarter, resulting in a book-to-bill ratio of 1.13.

GAAP net loss for the second quarter was $40 million or ($0.66) per share, compared to a net loss of $5 million, or ($0.08) per share in the first quarter, and a net loss of $1 million or ($0.02) per share in the same period a year ago.

Second quarter results included approximately $36 million of charges associated with the company’s transaction-related costs, incremental excess and obsolete inventory charges and restructuring actions. After excluding these items, Verigy reported non-GAAP net loss of $4 million, or ($0.06) per share, including $3.7 million of share-based compensation expense.

A reconciliation between GAAP and non-GAAP results is provided following the financial statements that are part of this press release.

“While the second quarter’s results were slightly below our guidance, we have not experienced any significant impact to our supply chain from the tragedy in Japan, and our strong order growth was driven by continued momentum in our RF and HSM products,” said Jorge Titinger, Verigy president and chief executive officer.

“I also want to congratulate the entire Verigy team for the recent customer and product recognitions we have received. In the 2011 VLSIresearch Customer Satisfaction Survey, we ranked first among the world’s test equipment suppliers for the third consecutive year. On the product front, we won three Test & Measurement World Best in Test 2011 awards. This industry recognition highlights the significant value that Verigy brings to the market through its innovative products and customer focus.”

“We continue to believe that the Advantest transaction will be beneficial to our customers, employees and shareholders. Advantest and Verigy have both complied with the Department of Justice’s second request and are actively working to facilitate their review of the transaction. We filed the definitive proxy statement with the SEC on May 20, 2011 and will hold our shareholder meeting on June 17 th to approve the transaction. Once all of the closing conditions are satisfied, including shareholder approval and regulatory clearance, we intend to close the transaction as quickly as possible.”

Due to the pending transaction with Advantest Corporation announced on March 28, 2011, management will not be issuing financial guidance for the third quarter or hosting a conference call to discuss the financial results announced today.

About Verigy

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes. Additional information about Verigy can be found at www.verigy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that may be deemed to be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed Advantest transaction the expected benefits of the transaction for Verigy and its stakeholders, the expected date of our shareholder meeting and the closing of the transaction. These statements are based on, Verigy’s current beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: failure of the Verigy shareholders to approve the proposed transaction; failure of the parties to obtain required antitrust clearances or required third party consents; failure to satisfy other conditions to closing; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies from the Advantest and Verigy transaction; the ability to retain key employees; order cancellations or delays, and other economic, business, competitive, and/or regulatory factors affecting the businesses of Advantest and Verigy generally, including those set forth in the filings of Verigy with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Verigy’s annual reports on Form 10-K and quarterly reports on Form 10-Q and its current reports on Form 8-K, as well as other SEC filings. Verigy is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements as a result of developments occurring after the date of this press release.

Information About Non-GAAP Measures

Verigy is supplementing its financial measures presented on a GAAP basis by providing non-GAAP measures to provide additional meaningful comparisons between current results and results in prior operating periods to evaluate the operating performance of the company. Management believes that these non-GAAP financial measures can provide additional meaningful information of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Non-GAAP net loss for the quarter ended April 30, 2011 excludes the effects of charges related to the company’s transaction-related costs, incremental excess and obsolete inventory charges and restructuring actions. Management uses this information to make operational decisions and for comparisons to historical operating results and the operating results of its competitors. Management finds the non-GAAP information to be useful and believes that its investors may also benefit from seeing the company’s results

“through the eyes” of management in addition to seeing its GAAP results. A reconciliation between the company’s GAAP and non-GAAP measures is provided in the attached tables. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read and evaluated in conjunction with the GAAP financial measures.

Additional Information and Where You Can Find It

On March 28, 2011, Advantest and Verigy entered into a definitive agreement providing for a business combination of the two companies. In connection with the proposed transaction, Verigy filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) on May 20, 2011 and expects to hold a special meeting of shareholders on June 17, 2011 to approve the proposed transaction. Investors and shareholders of Verigy are urged to read the proxy statement because it contains important information about Verigy and the proposed transaction. The proxy statement, and any other documents filed by Advantest or Verigy with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC by Advantest by contacting Advantest Investor Relations Section by e-mail at satsuki.tsuruta@jp.advantest.com or by telephone at (813) 214-7570, or filed with the SEC by Verigy by contacting Verigy Investor Relations by e-mail at annie@streetsmartir.com or by telephone at (415) 775-1788. Investors and shareholders are urged to read the proxy statement and the other relevant materials before making any decision with respect to the proposed transaction.

Each of Advantest, Verigy and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Verigy shareholder in favor of the proposed transaction. Information regarding Advantest’s directors and executive officers who may be considered to be participants is available in the Schedule 14A filed with the SEC by Advantest on March 22, 2011. Information about the directors and executive officers of Verigy and their respective interests in the proposed transaction is available in the definitive proxy statement filed by Verigy on May 20, 2011. The proxy statement will be mailed to shareholders of record beginning on May 25, 2011. As of May 16, 2011, Verigy’s directors and executive officers beneficially owned approximately 2,066,651 shares, or 3.3 percent, of Verigy’s ordinary shares. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Advantest and Verigy at the e-mail addresses and phone numbers listed above.

# # #

VERIGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010
Net revenue:
Products	$77	$88	$160	$164
Services	35	32	72	62

Total net revenue	112	120	232	226

Cost of sales:
Cost of products (*)	50	42	92	82
Cost of services (*)	22	21	44	40

Total cost of sales	72	63	136	122

Operating expenses:
Research and development (*)	23	23	46	45
Selling, general and administrative (*)	29	32	58	61
Transaction related deal costs	23	—	32	—
Restructuring charges	2	1	2	2

Total operating expenses	77	56	138	108

(Loss) income from operations	(37)	1	(42)	(4)
Other (expense) income, net	(1)	(1)	(1)	(2)
Impairment of investments	—	(1)	—	(1)

Loss before income taxes	(38)	(1)	(43)	(7)
Provision for income taxes	2	—	2	—

Net loss	$(40)	$(1)	$(45)	$(7)

Net loss per share- basic:	$(0.66)	$(0.02)	$(0.74)	$(0.12)
Net loss per share- diluted:	$(0.66)	$(0.02)	$(0.74)	$(0.12)

Weighted average shares (presented in thousands) used in computing net loss per share:
Basic	60,766	59,353	60,608	59,249
Diluted	60,766	59,353	60,608	59,249

* Share-based compensation expense by function:
Cost of products	$0.2	$0.6	$0.5	$1.1
Cost of services	$0.5	$0.2	$1.0	$0.5
Research and development	$0.5	$0.6	$1.0	$1.0
Selling, general and administrative	$2.5	$3.6	$8.5	$7.0

VERIGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	April 30, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$244	$296
Short-term marketable securities	153	135
Trade accounts receivable, net	77	94
Inventory	93	85
Other current assets	55	47

Total current assets	622	657

Property, plant and equipment, net	43	45
Long-term marketable securities	24	38
Goodwill and other intangibles, net	14	14
Other long-term assets	64	63

Total assets	$767	$817

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$65	$69
Employee compensation and benefits	23	35
Deferred revenue, current	37	44
Income taxes and other taxes payable	3	6
Other current liabilities	21	18

Total current liabilities	149	172

Long-term liabilities:
Convertible senior notes	138	138
Income taxes payable	19	18
Other long-term liabilities	60	60

Total liabilities	366	388

Shareholders’ equity
Ordinary shares, no par value, 60,804,148 and 60,015,188 issued and outstanding at April 30, 2011 and October 31, 2010, respectively
Additional paid in capital	462	449
Accumulated deficit	(52)	(7)
Accumulated other comprehensive loss	(9)	(13)

Total shareholders’ equity	401	429

Total liabilities and shareholders’ equity	$767	$817

VERIGY LTD.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended					Six Months Ended
	April 30, 2011					April 30, 2011
	Net loss	EPS (*)	Gross profit	Gross margin	Operating expenses	Net loss	EPS (*)	Gross profit	Gross margin	Operating expenses
GAAP	$(40)	$(0.66)	$40	36%	$77	$(45)	$(0.74)	$96	41%	$138
Non-GAAP adjustments:
Restructuring charges in cost of sales	1.3	0.02	1.3	1.2%	—	1.3	0.02	1.3	0.6%	—
Restructuring charges in operating expenses	1.7	0.03		—	(1.7)	2.1	0.04	—	—	(2.1)
Gain on sale of investments	—	—		—		(1.6)	(0.03)	—	—	—
Transaction related deal costs in operating expenses, net of tax	22.9	0.38		—	(22.9)	31.8	0.52	—	—	(31.8)
Incremental excess and obsolescence inventory charges in cost of sales	8.6	0.14	8.6	7.6%		8.6	0.14	8.6	3.7%	—
Acquisition related charges in cost of sales	0.1	—	0.1	0.1%		0.1	—	0.1	0.1%	—
Acquisition related charges in operating expenses	0.1	—		—	(0.1)	0.1	—	—	—	(0.1)
Transition related charges in cost of sales	0.2	—	0.2	0.2%		0.2	—	0.2	0.1%	—
Transition related charges in operating expenses	0.3	0.01		—	(0.3)	0.3	0.01	—	—	(0.3)
Other non-recurring charges in operating expenses	0.3	—		—	(0.3)	0.3	0.01	—	—	(0.3)
Tax impact	1.0	0.02				1.0	0.02			—

Non-GAAP	$(4)	(0.06)	$50	45%	$52	$(1)	(0.01)	$106	46%	$103

	Three Months Ended					Six Months Ended
	April 30, 2010					April 30, 2010
	Net income (loss)	EPS	Gross profit	Gross margin	Operating expenses	Net income (loss)	EPS	Gross profit	Gross margin	Operating expenses
GAAP	$(1)	$(0.02)	$57	48%	$56	$(7)	(0.12)	$104	46%	$165
Non-GAAP adjustments:
Restructuring charges in cost of sales	0.5	0.01	0.5	0.0%	—	0.8	0.01	0.8	0.4%	—
Restructuring charges in operating expenses	0.7	0.01	—	—	(0.7)	1.6	0.03	—	—	(1.6)
Impairment of auction rate securities	1.0	0.02	—	—		1.0	0.02			—
Gain on sale of investments	(0.0)	—	—	—		(0.5)	(0.01)	—	—	—
Non-Recurring operating expenses	0.4	0.01	—	—	(0.4)	0.4	0.01			(0.4)
Acquisition related charges in cost of sales	0.1	—	0.1	0.0%	—	0.1	—	0.1	0.0%	—
Acquisition related charges in operating expenses	0.1	—	—	—	(0.1)	0.1	—	—	—	(0.1)
Transition related charges in cost of sales	0.7	0.01	0.7	1.0%	—	4.1	0.07	4.1	1.8%	—
Transition related charges in operating expenses	0.5	0.01	—	—	(0.5)	0.6	0.01	—	—	(0.6)

Non-GAAP	$3	$0.05	$58	49%	$54	$1	$0.02	$109	48%	$162

* Weighted average shares (presented in thousands) used in computing net loss per share for the three and six months ended April 30, 2011:
Basic	60,766					60,608
Diluted	60,766					60,608